Ursus Secures Global Presence in 30 Airports, Ports and Universities; Ursus Acquisition of LAE Creates Worldwide 'Click & Mortar' Distribution Network For StreamCards

     SUNRISE, Fla.--(BUSINESS WIRE)--June 7, 2000--Ursus Telecom (Nasdaq:UTCC) announced today it's presence in airports and high traffic locations throughout the world through the acquisition of Latin American Enterprises
(LAE) of Miami, Florida, a global specialist in airport and other transportation marketing.

     Foreign Airport locations include: Argentina, Brazil, Colombia, Spain, Peru, Chile, Dominican Republic, Puerto Rico, Guatemala, Bolivia, and Uruguay. Some country locations include multiple airports in major cities.
Domestic locations include: Miami, Orlando, Pittsburgh, Rhode Island, New York, Key West, and the University of Central Florida.

     Many of the foreign airport locations are attractive manned kiosks in high traffic areas located in international terminals, and most are exclusive arrangements by contract with local airport and transportation authorities. In addition to the manned airport kiosks there are hundreds of vending machines at strategic sales locations, and several full service business centers are under construction.

     Latin American Enterprises is a Florida based corporation whose foreign subsidiaries have contracts with airport and transportation authorities throughout the world. Based on unaudited revenues of $9.3 million and EBITDA of over $0.7 million on its own in 1999, the company expects the consolidated operations to contribute significantly to revenues and earnings for its current fiscal year. In addition to its normal business, LAE sold approximately $2 million of PINS to the Florida Lottery Commission earlier this year. Revenue for this sale will be recorded when the lotto game's scratch-off pins are either used or expire on their terms.

     Mr. Juan Pino, LAE's CEO, will be named Vice President of Distribution Channels for Ursus and remain in charge of the Airport and Transportation sector. Mr. Pino will be also be perfecting the integration between the Company's e-business and tangible distribution marketing channels on a global basis.

     "This is the perfect marriage between clicks and bricks," said Juan Pino, VP of Distribution Channels for Ursus, "dramatically expanding the opportunities for creating sales and enhancing brand awareness. We truly have a synergy here that would be difficult to develop organically and almost impossible to duplicate."

     Ursus Telecom's Stream marketing unit will brand cards sold to travelers as StreamCards(TM) and process calls from UTCnet, the Company's global phone-to-phone VoIP network. Beginning in July, 2000, all StreamCards will be rechargeable at theStream's e-business unit at www.thestream.com. Travelers who purchase cards at airports will be offered special promotions for all of the products and services offered on-line when they re-charge, including local long distance services throughout Latin America and the rest of the world.

     "The addition of physical points of presence to our marketing vision adds a dimension that cannot be achieved by e-commerce on its own," commented Luca Giussani, CEO of Ursus, "and we expect to capitalize on the effect of combining this unique sales model with our e-business initiatives to create a global 'Click & Mortar' distribution network."

     TheStream intends to install internet terminals at its kiosks at key airport locations to introduce on-line re-charging and allow web access to travelers for free. Discussions regarding the value of this opportunity are currently underway with ISPs in Latin America and the USA, as the Company feels this potential may have joint venture possibilities.

     "The airport distribution centers account for nearly 10,000 square feet of signage viewed by millions of visitors each month", said Jay Chavez, Vice President of Worldwide Internet Services, "which by my calculations makes this acquisition viable on the advertising value alone. The value to theStream is tremendous, and should add revenue generating growth opportunities we see immediately. This puts us in an entirely different league."

     The acquisition was made for $1.3 million comprised of cash and notes, 200,000 warrants to purchase common stock at $15.50, and 450,000 shares of unregistered Ursus common stock. The acquisition will be will be recorded using the purchase method of accounting. The official closing of the transaction is expected within a few weeks pending regulatory approvals.

ABOUT URSUS TELECOM

     Ursus Telecom Corporation is a global Next Generation Telephone company that provides international services, including VoIP, long distance, direct-dial, value-added and Internet-based services to more than 4,000,000 customers -- individuals, businesses and carriers --worldwide. The Company operates directly and through a network of agents on five continents and over 45 countries that account for more than 80% of the World's International traffic. Ursus Telecom operates a network of Carrier-Class VoIP gateways, switching facilities and points of presence in Sunrise Florida, Frankfurt, Lima, Buenos Aires, Johannesburg, Prague and Tokyo. Ursus Telecom is the source of theSTREAM.com.

     Together with theSTREAM.com as the Company's global marketing and provisioning mechanism, Ursus believes it is well positioned to prosper in the next generation of services which combine the Internet, telephony, fax, data and video services into a single broadband platform offering a rich multi-media experience to its customers throughout the world.

     Statements in this news release that relate to future plans, financial results or projections, events or expected performance in future periods are forward-looking statements and fall within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While management wishes to provide readers with reasonable opinions and viewpoints with respect to the Company's progress, marketplace acceptance, business opportunities, and fiscal performance, such statements, opinions and viewpoints are forward-looking and involve risks and uncertainties, including risks of changing conditions in the

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overall economy, the capital markets, the computer and telecommunications industries, as well as risks of changing consumer demand and the success of the Company's business strategies and other factors detailed in the Company's annual and other reports filed with the Securities and Exchange Commission.